Assured Guaranty Ltd. Reports Results for First Quarter 2015

•	Net income was $201 million, or $1.28 per share, for first quarter 2015, compared with $42 million, or $0.23 per share, for first quarter 2014.

•	Operating income[1] was $140 million, or $0.89 per share, for first quarter 2015, compared with $132 million, or $0.72 per share, for first quarter 2014.

•	PVP[1] was $36 million for first quarter 2015, a 16% increase over first quarter 2014.

•	First quarter 2015 share repurchases totaled $152 million, or 5.9 million shares. On May 6, 2015, an additional $400 million of common share repurchases was authorized.

•	Assured Guaranty Corp. acquired Radian Asset Assurance Inc. (Radian Asset) on April 1, 2015.

Hamilton, Bermuda, May 7, 2015 -- Assured Guaranty Ltd. (NYSE: AGO) (AGL and, together with its consolidated entities, Assured Guaranty or the Company) announced today its financial results for the three-month period ended March 31, 2015 (first quarter 2015).

Summary Financial Results
(in millions, except per share amounts)

	Quarter Ended
	March 31,
	2015	2014
Net income	$201	$42
Operating income[1]	140	132

Net income per diluted share	1.28	0.23
Operating income[1] per diluted share	0.89	0.72
Diluted shares[2]	156.8	183.1

PVP[1]	36	31
Gross par written	2,708	1,869

1 Please see “Non-GAAP Financial Measures” at the end of this press release.
2 Diluted shares for generally accepted accounting principles (GAAP) net income and non-GAAP operating income were the same.

Summary Financial Results (continued)
(in millions, except per share amounts)

	As of
	March 31, 2015		December 31, 2014
	Amount	Per Share	Amount	Per Share
Shareholders' equity	$5,786	$37.86	$5,758	$36.37
Operating shareholders' equity[1]	5,876	38.45	5,933	37.48
Adjusted book value[1]	8,354	54.66	8,495	53.66

Common shares outstanding	152.8		158.3
________________________________________________

(1)	Please see “Non-GAAP Financial Measures” at the end of this press release.

“Our first quarter provided an excellent start for 2015,” said Dominic Frederico, President and CEO.  “Adjusted book value per share, our key measure of the Company’s intrinsic value, reached an all-time high.  In U.S. public finance, where we saw the highest municipal bond insurance penetration in years, Assured Guaranty led the industry in terms of par and the number of transactions insured, and we outpaced our competitors by an even wider margin in PVP. We also saw the benefit of our diversified business strategy, with solid PVP production in structured finance.

“Additionally, as of May 4, 2015, we completed substantially all of the $400 million of share repurchases authorized in August 2014,” he continued. “This week our board authorized an additional $400 million of share repurchases, and on April 1, 2015, we completed our strategic acquisition of Radian Asset.”

First Quarter Results

GAAP Financial Information

Net income for first quarter 2015 was $201 million, compared with net income of $42 million for the three-month period ended March 31, 2014 (first quarter 2014). Fair value gains on credit derivatives were $124 million in first quarter 2015 partially driven by a transaction that is now in a recovery position. Fair value losses of $211 million in first quarter 2014 were generated mainly by significant narrowing of Assured Guaranty's credit spreads. Except for changes in economic loss development, the fair value adjustments on credit derivatives are non-economic adjustments that will reverse to zero over the remaining term of the credit derivative portfolio.

Partially offsetting the increase in fair value of credit derivatives were fair value losses on financial guaranty variable interest entities (FG VIEs) resulting from the consolidation of one new FG VIE in first quarter 2015, compared with fair value gains in first quarter 2014 from gains on deconsolidation of several FG VIEs.

Consolidated Statements of Operations (unaudited)
(in millions)

	Quarter Ended
	March 31,
	2015	2014
Revenues:
Net earned premiums	$142	$132
Net investment income	101	103
Net realized investment gains (losses)	16	2
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	21	19
Net unrealized gains (losses)	103	(230)
Net change in fair value of credit derivatives	124	(211)
Fair value gains (losses) on committed capital securities (CCS)	2	(9)
Fair value gains (losses) on FG VIEs	(7)	157
Other income (loss)	(9)	21
Total revenues	369	195

Expenses:
Loss and loss adjustment expenses (LAE)	18	41
Amortization of deferred acquisition costs	4	5
Interest expense	25	20
Other operating expenses	56	60
Total expenses	103	126

Income (loss) before income taxes	266	69
Provision (benefit) for income taxes	65	27
Net income (loss)	$201	$42

Economic Loss Development

Economic loss development in first quarter 2015 was a benefit of $3 million, which was driven primarily by improvements in student loan and trust preferred securities transactions, offset in part by loss development in certain Puerto Rico exposures.

In the U.S. residential mortgage-backed securities (RMBS) sector, loss development was $4 million and included a net benefit of $7 million related to a pending settlement agreement among unrelated parties that covered some of the Company's insured transactions. This was more than offset by modest loss development in the underlying collateral of various RMBS transactions.

Roll Forward of Net Expected Loss to be Paid (1)
(in millions)

	Net Expected Loss to be Paid (Recovered) as of December 31,	Economic Loss Development/	Losses	Net Expected Loss to be Paid (Recovered) as of March 31,
	2014	(Benefit)	(Paid)/ Recovered	2015

Public finance	$348	$6	$(2)	$352
U.S. RMBS:
Before representations and warranties (R&W) benefit	901	(47)	(39)	815
R&W benefit	(317)	51	21	(245)
U.S. RMBS	584	4	(18)	570
Other	237	(13)	8	232
Total	$1,169	$(3)	$(12)	$1,154
________________________________________________

(1)
Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts. Economic loss development is the principal measure that the Company uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid includes all transactions insured by the Company, whether written in insurance or credit derivative form, regardless of the accounting model prescribed under GAAP.

New Business Production

New Business Production
(in millions)

	Quarter Ended March 31,
	2015		2014
	PVP(1)	Gross Par Written	PVP(1)	Gross Par Written

Public finance - U.S.	$13	$2,441	$23	$1,737
Public finance - non - U.S.	—	—	7	128
Structured finance - U.S.	18	261	1	4
Structured finance - non-U.S.	5	6	—	—
Total	$36	$2,708	$31	$1,869
________________________________________________

(1)	Please see “Non-GAAP Financial Measures” at the end of this press release.

In first quarter 2015, structured finance PVP increased to $18 million due primarily to a $250 million insurance reserve financing transaction for a U.S.-based life insurance group.

In the U.S. public finance sector, market penetration increased in first quarter 2015 compared with first quarter 2014 in terms of par and number of issues sold. Additionally, the average rating of business written in first quarter 2015 was higher at A-, compared with BBB+ for first quarter 2014. The average premium rate differs from period to period largely due to the mix of business written.

Non-GAAP Operating Income

Non-GAAP operating income was $140 million in first quarter 2015, compared with operating income of $132 million in first quarter 2014. The increase was due primarily to higher refundings and terminations, lower loss expense, and a lower effective tax rate on operating income as first quarter 2015 benefited from higher pretax income in non-taxable jurisdictions.

Accelerations due to refundings were $41 million in first quarter 2015, compared with $29 million in first quarter 2014. First quarter 2015 credit derivative revenues included $11 million from the resolution of a dispute related to a 2008 termination of a structured finance transaction. Total net earned premiums and credit derivative revenues of $171 million in first quarter 2015 were relatively flat compared with $169 million in first quarter 2014, as the higher accelerations were offset by lower scheduled premiums and credit derivatives revenues.

Lower loss expense in first quarter 2015 compared with first quarter 2014 was due mainly to losses incurred on Detroit exposures in first quarter of 2014.

Common Share Repurchases

In 2015 the Company continued to repurchase its common shares and, as of May 4, 2015, had substantially completed the previous share repurchase authorization. On May 6, 2015, the board of directors authorized the repurchase of an additional $400 million of common shares.

Summary of Share Repurchases

	Amount	Number of Shares	Average price per share
	(in millions, except per share data)

2013	$264	12.5	$21.12
2014	590	24.4	24.17
First quarter 2015	152	5.9	25.87
Cumulative as of March 31, 2015	1,006	42.8	23.51
Second quarter through May 4, 2015	56	2.0	27.36

As in the past, the Company's execution of its capital management strategy is contingent on its available free cash and the capital position of the parent company, market conditions, the maintenance of its strong financial strength ratings and other factors. The repurchase program may be modified, extended or terminated by the board of directors at any time. It does not have an expiration date.

Radian Asset Acquisition

Assured Guaranty Corp. (AGC) completed the acquisition of Radian Asset on April 1, 2015 for a cash purchase price of $804.5 million, and merged Radian Asset into AGC. As of March 31, 2015, Radian Asset had approximately $1.34 billion of qualified statutory capital. The acquisition will add $13.6 billion in net par outstanding, comprising $9.4 billion in public finance net par and $4.2 billion in structured finance net par outstanding.

Consolidated Balance Sheets (unaudited)
(in millions)

	As of
	March 31, 2015	December 31, 2014
Assets
Investment portfolio:
Fixed maturity securities, available-for-sale, at fair value	$9,833	$10,491
Short-term investments, at fair value	349	767
Other invested assets	132	126
Total investment portfolio	10,314	11,384

Cash	885	75
Premiums receivable, net of commissions payable	700	729
Ceded unearned premium reserve	365	381
Deferred acquisition costs	120	121
Reinsurance recoverable on unpaid losses	77	78
Salvage and subrogation recoverable	128	151
Credit derivative assets	77	68
Deferred tax asset, net	218	260
FG VIE assets, at fair value	1,499	1,402
Other assets	294	276
Total assets	$14,677	$14,925

Liabilities and shareholders' equity
Liabilities
Unearned premium reserve	$4,127	$4,261
Loss and LAE reserve	787	799
Reinsurance balances payable, net	74	107
Long-term debt	1,304	1,303
Credit derivative liabilities	859	963
Current income tax payable	—	5
FG VIE liabilities with recourse, at fair value	1,278	1,277
FG VIE liabilities without recourse, at fair value	145	142
Other liabilities	317	310
Total liabilities	8,891	9,167

Shareholders' equity
Common stock	2	2
Additional paid-in capital	1,733	1,887
Retained earnings	3,676	3,494
Accumulated other comprehensive income	370	370
Deferred equity compensation	5	5
Total shareholders' equity	5,786	5,758
Total liabilities and shareholders' equity	$14,677	$14,925

Non-GAAP Financial Measures

The Company references financial measures that are not in accordance with GAAP. Management and the board of directors utilize non-GAAP financial measures in evaluating the Company's financial performance and as a basis for determining senior management incentive compensation. By providing these non-GAAP financial measures, the Company gives investors, analysts and financial news reporters access to the same information that management reviews internally. In addition, Assured Guaranty's presentation of non-GAAP financial measures is consistent with how analysts calculate their estimates of Assured Guaranty's financial results in their research reports on Assured Guaranty and with how investors, analysts and the financial news media evaluate Assured Guaranty's financial results.

The following paragraphs and tables define each non-GAAP financial measure, describe why it is useful and provides reconciliations to the most comparable GAAP financial measure. Non-GAAP financial measures should not be viewed as substitutes for their most directly comparable GAAP measures.

Operating Income

Management believes that operating income is a useful measure because it clarifies the understanding of the underwriting results of the Company's financial guaranty business, and also includes financing costs and net investment income, and enables investors and analysts to evaluate the Company's financial results as compared with the consensus analyst estimates distributed publicly by financial databases. Operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1)
Elimination of the after-tax realized gains (losses) on the Company's investments, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company's discretion and influenced by market opportunities, as well as the Company's tax and capital profile. Trends in the underlying profitability of the Company's business can be more clearly identified without the fluctuating effects of these transactions.

2)
Elimination of the after-tax non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss. Additionally, such adjustments present all financial guaranty contracts on a more consistent basis of accounting, whether or not they are subject to derivative accounting rules.

3)
Elimination of the after-tax fair value gains (losses) on the Company's CCS. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

4)
Elimination of the after-tax foreign exchange gains (losses) on remeasurement of net premium receivables and loss and LAE reserves. Long-dated receivables constitute a significant portion of the net premium receivable balance and represent the present value of future contractual or expected collections. Therefore, the current period's foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

5)
Elimination of the effects of consolidating FG VIEs in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs.

Summary Reconciliation of
GAAP Net Income to Non-GAAP Operating Income (1)
(in millions)

	Quarter Ended
	March 31,
	2015	2014
Net income (loss)	$201	$42
Less after-tax adjustments:
Realized gains (losses) on investments	9	(1)
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	66	(171)
Fair value gains (losses) on CCS	1	(5)
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and LAE reserves	(9)	0
Effect of consolidating FG VIEs	(6)	87
Operating income	$140	$132
________________________________________________

(1)	The non-GAAP measures presented in the table above should not be considered a substitute for financial results and measures determined or calculated in accordance with GAAP.

Detailed Reconciliation of GAAP Net Income
to Non-GAAP Operating Income (1)
(in millions, except per share amounts)

	Quarter Ended March 31, 2015			Quarter Ended March 31, 2014
	GAAP Income Statement Line Items As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Components	GAAP Income Statement Line Items As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Components
Revenues:
Net earned premiums	$142	$(5)	$147	$132	$(17)	$149
Net investment income	101	(1)	102	103	4	99
Net realized investment gains (losses)	16	16	0	2	0	2
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	21	21	—	19	19	—
Net unrealized gains (losses)	103	103	—	(230)	(230)	—
Credit derivative revenues	—	(24)	24	—	(20)	20
Net change in fair value of credit derivatives	124	100	24	(211)	(231)	20
Fair value gains (losses) on CCS	2	2	—	(9)	(9)	—
Fair value gains (losses) on FG VIEs	(7)	(7)	—	157	157	—
Other income (loss)	(9)	(13)	4	21	(6)	27
Total revenues	369	92	277	195	(102)	297

Expenses:
Loss expense:
Financial guaranty insurance	18	(6)	24	41	1	40
Credit derivatives	—	12	(12)	—	8	(8)
Amortization of deferred acquisition costs	4	—	4	5	—	5
Interest expense	25	—	25	20	—	20
Other operating expenses	56	—	56	60	—	60
Total expenses	103	6	97	126	9	117

Income (loss) before income taxes	266	86	180	69	(111)	180
Provision (benefit) for income taxes	65	25	40	27	(21)	48
Income (loss)	$201	$61	$140	$42	$(90)	$132

Diluted shares	156.8		156.8	183.1		183.1

Earnings per share, diluted	$1.28		$0.89	$0.23		$0.72
________________________________________________

(1)	The non-GAAP measures presented in the table above should not be considered a substitute for financial results and measures determined or calculated in accordance with GAAP.

Non-GAAP Loss Expense

Loss Expense Included in
Non-GAAP Operating Income
(in millions)

	Quarter Ended March 31,
	2015	2014

GAAP losses	$18	$41
Loss and LAE (FG VIEs)(1)	6	(1)
Losses incurred (benefit) on credit derivatives (2)	(12)	(8)
Loss expense (benefit) included in non-GAAP operating income	$12	$32
________________________________________________

(1)	Represents loss and LAE that is eliminated for GAAP upon consolidation.

(2)	Represents losses incurred on credit derivatives under a present value, probability-weighted insurance accounting model.

Operating Shareholders' Equity

Management believes that operating shareholders' equity is a useful measure because it presents the equity of Assured Guaranty Ltd. with all financial guaranty contracts accounted for on a more consistent basis and excludes fair value adjustments that are not expected to result in economic loss. Many investors, analysts and financial news reporters use operating shareholders' equity as the principal financial measure for valuing Assured Guaranty Ltd.'s current share price or projected share price and also as the basis of their decision to recommend, buying or selling Assured Guaranty Ltd.'s common shares. Many of the Company's fixed income investors also use operating shareholders' equity to evaluate the Company's capital adequacy. Operating shareholders' equity is the basis of the calculation of adjusted book value (see below). Operating shareholders' equity is defined as shareholders' equity attributable to AGL, as reported under GAAP, adjusted for the following:

1)
Elimination of the effects of consolidating FG VIEs in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs.

2)
Elimination of the after-tax non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

3)
Elimination of the after-tax fair value gains (losses) on the Company's CCS. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

4)
Elimination of the after-tax unrealized gains (losses) on the Company's investments that are recorded as a component of accumulated other comprehensive income (AOCI) (excluding foreign exchange remeasurement). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore should not recognize an economic gain or loss.

Adjusted Book Value

Management believes that adjusted book value is a useful measure because it enables an evaluation of the net present value of the Company's in-force premiums and revenues in addition to operating shareholders' equity. The premiums and revenues included in adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current adjusted book value due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors. Many investors, analysts and financial news reporters use adjusted book value to evaluate Assured Guaranty Ltd.'s share price and as the basis of their decision to recommend, buy or sell the Assured Guaranty Ltd. common shares. Adjusted book value is operating shareholders' equity, as defined above, further adjusted for the following:

1)	Elimination of after-tax deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.

2)	Addition of the after-tax net present value of estimated net future credit derivative revenue. See below.

3)
Addition of the after-tax value of the unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the expected future net earned premiums, net of expected losses to be expensed, which are not reflected in GAAP equity.

Net Present Value of Estimated Net Future Credit Derivative Revenue

Management believes that this amount is a useful measure because it enables an evaluation of the value of future estimated credit derivative revenue. There is no corresponding GAAP financial measure. This amount represents the present value of estimated future revenue from the Company's credit derivative in-force book of business, net of reinsurance, ceding commissions and premium taxes for contracts without expected economic losses, and is discounted at 6%. Estimated net future credit derivative revenue may change from period to period due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of GAAP Shareholders' Equity to
Operating Shareholders' Equity (1) and Adjusted Book Value (1)
(in millions, except per share amounts)

	As of
	March 31, 2015	December 31, 2014

Shareholders' equity	$5,786	$5,758
Less after-tax adjustments:
Effect of consolidating FG VIEs	(49)	(44)
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	(460)	(527)
Fair value gains (losses) on CCS	24	23
Unrealized gain (loss) on investment portfolio excluding foreign exchange effect	395	373
Operating shareholders' equity	5,876	5,933
After-tax adjustments:
Less: Deferred acquisition costs	155	156
Plus: Net present value of estimated net future credit derivative revenue	99	109
Plus: Net unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed	2,534	2,609
Adjusted book value	$8,354	$8,495

Shares outstanding at the end of the period	152.8	158.3

Per share:
Shareholders' equity	$37.86	$36.37
Operating shareholders' equity	38.45	37.48
Adjusted book value	54.66	53.66
________________________________________________

(1)	The non-GAAP measures presented in the table above should not be considered a substitute for financial results and measures determined or calculated in accordance with GAAP.

PVP or Present Value of New Business Production

Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production for the Company by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as premium supplements and additional installment premium on existing contracts as to which the issuer has the right to call the insured obligation but has not exercised such right,  whether in insurance or credit derivative contract form, which GAAP gross premiums written and the net credit derivative premiums received and receivable portion of net realized gains and other settlements on credit derivatives (Credit Derivative Revenues) do not adequately measure. PVP in respect of financial guaranty contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, in each case, discounted at 6%. For purposes of the PVP calculation, management discounts estimated future installment premiums on insurance contracts at 6%, while under GAAP, these amounts are discounted at a risk-free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction. Actual future net earned or written premiums and Credit Derivative Revenues may differ from PVP due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, credit defaults, or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of PVP
to Gross Written Premiums (1)
(in millions)

	Quarter Ended
	March 31,
	2015	2014
Total PVP	$36	$31
Less: PVP of non-financial guaranty insurance	6	—
PVP of financial guaranty insurance	30	31
Less: Financial guaranty installment premium PVP	17	10
Total: Financial guaranty upfront gross written premiums	13	21
Plus: Installment gross written premiums and other GAAP adjustments(2)	19	9
Total gross written premiums	$32	$30
________________________________________________

(1)	The non-GAAP measures presented in the table above should not be considered a substitute for financial results and measures determined or calculated in accordance with GAAP.

(2)
Includes present value of new business on installment policies, gross written premiums adjustment on existing installment policies due to changes in assumptions, any cancellations of assumed reinsurance contracts, and other GAAP adjustments.

Conference Call and Webcast Information

The Company will host a conference call for investors at 8:00 a.m. Eastern Time (9:00 a.m. Atlantic Time) on Friday, May 8, 2015. The conference call will be available via live and archived webcast in the Investor Information section of the Company's website at AssuredGuaranty.com or by dialing 1-877-281-1545 (in the U.S.) or 1-412-902-6609 (International). A replay of the call will be made available through August 8, 2015. To listen to the replay, dial 1-877-344-7529 (in the U.S.) or 1-412-317-0088 (International), passcode 10064892. The replay will be available one hour after the conference call ends.

Please refer to Assured Guaranty's March 31, 2015 Financial Supplement, which is posted on the Company's website at assuredguaranty.com/investor-information/by-company/assured-guaranty-ltd, for more information on the Company's financial guaranty portfolios, investment portfolio and other items. The Company is also posting on the same page of its website:

•	“Public Finance Transactions in 1Q 2015,” which lists the U.S. public finance new issues insured by the Company in first quarter 2015, and

•	“Structured Finance Transactions at March 31, 2015,” which lists the Company's structured finance exposure as of that date.

In addition, the Company is posting at assuredguaranty.com/presentations the “March 31, 2015 Equity Investor Presentation.” Furthermore, the Company's separate-company subsidiary financial supplements and its Fixed Income Presentation for the current quarter will be posted on the Company's website when available. Those documents will be furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

# # #

Assured Guaranty Ltd. is a publicly traded (NYSE: AGO) Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, Assured Guaranty's calculations of adjusted book value, PVP, net present value of estimated future installment premiums in force and total estimated net future premium earnings and statements regarding its capital position and demand for its insurance and other forward-looking statements could be affected by rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of AGL or any of its subsidiaries, and/or of any securities AGL or any of its subsidiaries have issued, and/or of transactions that AGL’s subsidiaries have insured; reduction in the amount of available insurance opportunities and/or in the demand for Assured Guaranty's insurance; developments in the world’s financial and capital markets that adversely affect obligors’ payment rates, Assured Guaranty’s loss experience, or its exposure to refinancing risk in transactions (which could result in substantial liquidity claims on its guarantees); the possibility that budget shortfalls or other factors will result in credit losses or impairments on obligations of state and local governments and their related authorities and public corporations that Assured Guaranty insures or reinsures; the failure of Assured Guaranty to realize loss recoveries that are assumed in its expected loss estimates; deterioration in the financial condition of Assured Guaranty’s reinsurers, the amount and timing of reinsurance recoverables actually received and the risk that reinsurers may dispute amounts owed to Assured Guaranty under its reinsurance agreements; increased competition, including from new entrants into the financial guaranty industry; rating agency action on obligors, including sovereign debtors, resulting in a reduction in the value of securities in Assured Guaranty's investment portfolio and in collateral posted by and to Assured Guaranty; the inability of Assured Guaranty to access external sources of capital on acceptable terms; changes in the world’s credit markets, segments thereof, interest rates or general economic conditions; the impact of market volatility on the mark-to-market of Assured Guaranty’s contracts written in credit default swap form; changes in applicable accounting policies or practices; changes in applicable laws or regulations, including insurance and tax laws, or other governmental actions; difficulties with the execution of Assured Guaranty’s business strategy; loss of key personnel; the effects of mergers, acquisitions and divestitures; natural or man-made catastrophes; other risks and uncertainties that have not been identified at this time; management’s response to these factors; and other risk factors identified in AGL’s filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of May 7, 2015, and Assured Guaranty undertakes no obligation to update publicly or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contact Information

Robert Tucker
Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@assuredguaranty.com

Ashweeta Durani
Vice President, Corporate Communications
212-408-6042
adurani@assuredguaranty.com